ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

IEG HOLDINGS CORPORATION

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, IEG HOLDINGS CORPORATION, a Florida corporation (the “Corporation”), hereby amends its amended and restated articles of incorporation, as amended (the “Articles”), effective as of the date of filing with the Florida Department of State, Division of Corporations, as follows:

A. Reverse Stock Split. On the date of effective date of these Articles of Amendment, the Corporation will effect a reverse stock split (the “Reverse Stock Split”) of its outstanding common stock pursuant to which every 100 issued and outstanding shares of the Corporation’s common stock, par value $0.001 per share (the “Old Common Stock”) shall be reclassified and converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share (the “New Common Stock”). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby. No fractional shares will be issued as a result of aforementioned Reverse Stock Split. Rather, stockholders of fractional shares of the Corporation’s common stock will receive a cash payment at a price equal to the closing price of the Corporation’s common stock as of the date of the Reverse Stock Split.

B. Increase in Authorized Capital Stock. Article III, Section 1 of the Articles is hereby amended and restated in its entirety to read as follows:

Section 1. Authorized Capital Stock. The aggregate number of shares which the Corporation shall have the authority to issue is 3,050,000,000 shares, of which 3,000,000,000 shares shall be Common Stock, $0.001 par value per share, and 50,000,000 shall be preferred stock.

C. Authority to Amend. These Articles of Amendment were adopted by the unanimous consent of the Corporation’s Board of Directors on April 30, 2015 and duly approved by the Corporation’s stockholders as required by law and the Corporation’s Articles. The number of votes cast for the amendments by the stockholders was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of April 30, 2015.

IEG HOLDINGS CORPORATION

By:	/s/ Paul Mathieson
Paul Mathieson, President and Chief Executive Officer